EXHIBIT 2.2

_____________________________________________________________________________

ASSET PURCHASE AGREEMENT

BY AND AMONG

INDEPENDENCE LEAD MINES COMPANY,

HECLA MINING COMPANY,

and

HECLA MERGER COMPANY

Dated as of

February__, 2008

_____________________________________________________________________________

TABLE OF CONTENTS

Page
Article 1. Defined Terms and Interpretation	2
Section 1.1 Certain Definitions	2
Section 1.2 Terms Defined Elsewhere	5
Section 1.3 Interpretation	7
Article 2. The Asset Sale; Related Transactions	8
Section 2.1 Transfer of Assets	8
Section 2.2 Excluded Assets	8
Section 2.3 Assumption of Liabilities	8
Section 2.4 Purchase Price	8
Section 2.5 Closing	8
Section 2.6 Deliveries at Closing	8
Section 2.7 FIRPTA Certificate	9
Section 2.8 Risk and Loss Prior to Closing	9
Section 2.9 Assignment of Contracts and Rights	9
Section 2.10 Stay Order	9
Article 3. Intentionally Omitted	10
Article 4. Representations and Warranties of the Company	10
Section 4.1 Organization and Qualification; Subsidiaries	10
Section 4.2 Capitalization	10
Section 4.3 Authority	11
Section 4.4 No Conflict; Required Filings and Consents	12
Section 4.5 Compliance with Laws	13
Section 4.6 SEC Filings; Financial Statements	13
Section 4.7 Affiliate Transactions	14
Section 4.8 Absence of Certain Changes	14
Section 4.9 Employees and Benefits	14
Section 4.10 Material Contracts; Indebtedness	15
Section 4.11 Litigation	16
Section 4.12 Environmental Matters	16
Section 4.13 Intellectual Property	16
Section 4.14 Taxes	17
Section 4.15 Real Estate	18
Section 4.16 Proxy Statement	19
Section 4.17 Brokers	19
Section 4.18 Title to Acquired Assets; Condition of Acquired Assets	19
Section 4.19 Access to Information; Disclaimer	19
Section 4.20 Investment	20
Section 4.21 Affiliate Status	20
Section 4.22 Solvency	20
Section 4.23 State Takeover Statutes	20
Section 4.24 Representations	20

i

Article 5. Representations and Warranties of Parent and Buyer	20
Section 5.1 Organization and Qualification	21
Section 5.2 Authority	21
Section 5.3 No Conflict; Required Filings and Consents	21
Section 5.4 Orders	22
Section 5.5 Ownership of Buyer	22
Section 5.6 Vote Required	22
Section 5.7 Brokers	22
Section 5.8 Proxy Statement	22
Section 5.9 Access to Information; Disclaimer	23
Section 5.10 Solvency	23
Article 6. Covenants	23
Section 6.1 Conduct of Business Pending the Closing	23
Section 6.2 Proxy Statement; Company Shareholders’ Meeting	25
Section 6.3 Access to Information; Confidentiality	26
Section 6.4 No Solicitation of Transactions	27
Section 6.5 Reasonable Best Efforts; Further Assurances	28
Section 6.6 Certain Notices	29
Section 6.7 Public Announcements	29
Section 6.8 NYSE Listing	29
Section 6.9 Transfer Taxes	30
Section 6.10 State Takeover Statutes	30
Section 6.11 Pro Rata Distribution of the Parent Shares	30
Section 6.12 Liquidation of the Company	30
Section 6.13 Court Order	30
Article 7. Closing Conditions	31
Section 7.1 Conditions to Obligations of Each Party Under This Agreement	31
Section 7.2 Additional Conditions to Obligations of Parent and Buyer	31
Section 7.3 Additional Conditions to Obligations of the Company	32
Section 7.4 Frustration of Closing Conditions	33
Article 8. Termination, Amendment and Waiver	33
Section 8.1 Termination	33
Section 8.2 Effect of Termination	35
Section 8.3 Fees and Expenses	35
Section 8.4 Termination Fee and Expenses	35
Section 8.5 Extension; Waiver	36
Section 8.6 Amendment	37
Section 8.7 Acknowledgment	37
Article 9. General Provisions	37
Section 9.1 Survival of Representations and Warranties	37
Section 9.2 Notices	37
Section 9.3 Headings	38
Section 9.4 Severability	38
Section 9.5 Entire Agreement; Parties in Interest	38
Section 9.6 Assignment	39

ii

Section 9.7 Mutual Drafting	39
Section 9.8 Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury	39
Section 9.9 Counterparts	40

EXHIBITS

Exhibit A	Shareholder Agreement
Exhibit B	Bill of Sale
Exhibit C	Release
Exhibit D	Stay Order

ANNEXES

Annex 2.1	Acquired Assets
Annex 2.2	Excluded Assets
Annex 2.3	Assumed Liabilities
Annex 8.3	Opinions to the Company

iii

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February __, 2008, by and among Independence Lead Mines Company, an Arizona corporation (the “Company”), Hecla Mining Company, a Delaware corporation (“Parent”), and Hecla Merger Company, a Delaware corporation and a wholly-owned direct Subsidiary (as defined below) of Parent (“Buyer”). Each of Parent, Buyer and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its shareholders, and has declared it advisable, to enter into this Agreement with Parent and Buyer providing for the sale of substantially all of the Company’s assets to, and the assumption of certain expressly identified liabilities by, Buyer on the terms and conditions set forth in this Agreement (the “Asset Sale”), and in accordance with the Business Corporation Act of the State of Arizona (“ABCA”), and the Company Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, recommended that the shareholders of the Company vote in favor of the approval of the principal terms of this Agreement and the Asset Sale;

WHEREAS, the Parties intend that the Asset Sale will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the Board of Directors of Buyer has unanimously approved and declared advisable this Agreement;

WHEREAS, Parent, on its own behalf and as the sole shareholder of Buyer, has adopted this Agreement and approved the Asset Sale and the other transactions contemplated hereby;

WHEREAS, Buyer desires to purchase from the Company, and the Company desires to sell to Buyer, all of the Acquired Assets (as defined below) and the Assumed Liabilities (as defined below) of the Company for the consideration and on the terms set forth in this Agreement;

WHEREAS, as soon as practicable after receipt of the consideration for the Acquired Assets and the Assumed Liabilities sold by the Company hereunder, the Company will distribute the consideration it receives pro rata to its shareholders and subsequently liquidate;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s and Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into a Shareholder Agreement with Buyer in the form of Exhibit A attached hereto (the “Shareholder Agreement”); and

WHEREAS, Parent, Buyer and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Asset Sale and also to prescribe certain conditions to the Asset Sale, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.

Defined Terms and Interpretation

Section 1.1      Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Assigned Claims” shall mean any Claims the Company has against Parent, Buyer, and any of their respective Affiliates, officers, directors, employees, shareholders, agents, representatives, or attorneys, and any other Person relating to Company Properties and Contracts relating thereto or to any Parent disclosures or non-disclosures prior to the date of this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a legal holiday under the Laws of the State of Idaho or the State of Arizona.

“Claims” means all claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any person or entity arising out of or relating to the Acquired Assets, the Company’s business, or relating to the Company or any of its Affiliates, predecessors, or Subsidiaries.

“Company Material Adverse Effect” shall mean any event, change, circumstance, trend or occurrence that, individually or in the aggregate, has a material adverse effect on the Acquired Assets or the business, prospects, results of operations, or financial condition of the Company.

“Company Stock” shall mean the common stock of the Company, par value $0.10 per share.

“Employee Benefit Plan” shall mean any “Employee Pension Benefit Plan” or “Employee Welfare Benefit Plan” as defined under ERISA (whether or not subject to ERISA), and any incentive compensation plan, benefit plan for retired employees, plan or agreement providing for bonuses, commissions, pensions, profit-sharing, stock options, stock purchase rights, restricted stock, phantom stock, deferred compensation, accident, health or sickness insurance, retirement benefits, vacation, severance, disability, compensation, employee assistance or counseling, educational assistance, §125/cafeteria/flexible benefits, adoption assistance, group legal (taxable or nontaxable, direct or indirect), fringe, or payroll practice of any nature, covering any current or former (including retired) employees of the Company.

“Equity Interest” shall mean any share, capital stock, partnership or membership unit or similar interest in any entity and any option, warrant, right, or security convertible, exchangeable or exercisable therefor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Entity” shall mean the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

“Knowledge” shall mean (a) in the case of the Company, the actual knowledge of the Persons listed in Section 1.1 of the Company Disclosure Schedule and (b) in the case of Parent or Buyer, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Schedule.

“Law” shall mean any domestic or foreign law, statute, code, ordinance, rule, regulation or Order.

“Lock-up Date” shall mean March 12, 2008.

“Material Adverse Change” shall mean a change or series of changes the consequence of which is a Company Material Adverse Effect.

“Parent Common Stock” shall mean the common stock, par value $0.25 per share, of the Parent.

“Pending Litigation” shall mean any existing lawsuits the Company has pending against Buyer, Parent, or any of their Affiliates, including the Company’s existing lawsuits (a) pending in the United States District Court For The District Of Idaho, Case No. CV06-495-C-EJL, with Notice Of Appeal filed on October 5, 2007, to the United States Court Of Appeals For The Ninth Circuit; and (b) pending in the District Court Of The First Judicial District Of The State Of Idaho In And For The County Of Shoshone, Case No. CV-2007-3, with Notice Of Appeal filed in the Idaho Supreme Court on July 16, 2007, Supreme Court Docket No. 34400.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Retained Liabilities” shall mean any liabilities or obligations of the Company or any of its Affiliates or predecessors, including, without limitation, those related to or associated with the Acquired Assets or the operation or condition of the Company’s business, whether due or to become due, absolute or contingent, whether direct or indirect, asserted or unasserted, known or unknown, choate or inchoate including, without limitation, any collective bargaining agreement, any debts, liabilities, Claims (but excluding Assigned Claims) or obligations of any kind or nature, including, without limitation, those of any employee or former employee or relating to or arising out of any Employee Benefit Plan and any Claims (but excluding Assigned Claims), grievances, lawsuits, arbitrations, administrative or other legal proceedings or investigations, but excluding the Assumed Liabilities.

“Shareholder Ratification” shall mean the ratification by the Company’s shareholders at the Company Shareholders’ Meeting, in compliance with the Company Articles, the Company Bylaws, and all applicable Laws, including, without limitation, the ABCA (collectively, the “Voting Requirements”), of all past actions purportedly taken by the Company that, under the Voting Requirements, required the consent of the Company’s shareholders at a validly called and duly held meeting of the Company’s shareholders at which a valid quorum as required by the Voting Requirements was present, but which consent was obtained at a shareholders’ meeting that for any reason did not comply with the Voting Requirements, including, but not limited to, because a valid quorum as required by the Voting Requirements was not present at any such meeting, including the following past actions of the Company: (i) amending the Company Articles to increase the number of authorized shares of Company Stock from 5,000,000 shares to 10,000,000 shares, as the Company attempted to do at a special shareholders meeting held on or about September 23, 2005, (ii) all issuances of Company Common Stock in excess of 5,000,000 shares, and (iii) the election of the Company’s board of directors at every purported annual meeting of the Company’s shareholders held between 1998 and 2007.

“Stay Order” shall mean the Stipulations and proposed Orders (if any proposed order is required) to stay the existing Pending Litigation as provided in Section 2.10 of this Agreement. The forms of such Stipulations and proposed Orders (if any proposed order is required) shall be those set forth in Exhibit D.

“Subsidiary” or “Subsidiaries” of the Company, Parent, Buyer or any other Person shall mean any corporation, limited liability company, partnership or other legal entity of which the Company, Parent, Buyer or such other Person, as the case may be (either alone or through or together with any other Affiliate or Subsidiary thereof), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide Takeover Proposal which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable to the holders of Company Stock than the transactions provided for in this Agreement, in each case with respect to clauses (a) and (b), taking into account, in the reasonable good faith business judgment of the Company Board after consultation with its legal counsel and financial advisors, such factors as identity, reputation, and financial wherewithal of the Third Party making such Takeover Proposal and the legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to, in a single transaction or series of related transactions, (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the Company, (b) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20 percent of (i) the Company Stock then outstanding or (ii) the consolidated total assets (based on fair market value) of the Company in each case other than the Asset Sale, or (c) the assignment of any substantial portion of the Company’s existing contractual rights relating to Parent, Buyer or the Lucky Friday mine or any real estate or mining right, prospect, or property.

“Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Company, Parent or Buyer or any of their Subsidiaries.

Section 1.2      Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2007 Financial Statements”	Section 6.1.4
“ABCA”	Recitals
“Acquired Assets”	Section 2.1
“Agreement”	Preamble
“Asset Sale”	Recitals
“Assumed Contracts”	Section 2.9
“Assumed Liabilities”	Section 2.3
“Bankruptcy and Equity Exceptions”	Section 4.3.1
“Buyer”	Preamble
“Cash On Hand”	Section 4.8
“Closing”	Section 2.5
“Closing Date”	Section 2.5
“Code”	Recitals
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Articles”	Section 4.4.1
“Company Board”	Recitals
“Company Bylaws”	Section 4.4.1
“Company Contract”	Section 4.10.1
“Company Disclosure Schedule”	Article 4
“Company Expenses”	Section 8.4.3
“Company Financial Statements”	Section 4.6.2
“Company Leased Premises”	Section 4.15

“Company Owned Properties”	Section 4.15
“Company Permits”	Section 4.5
“Company Properties”	Section 4.15
“Company Recommendation”	Section 4.3.2
“Company Representatives”	Section 6.3.1
“Company SEC Filings”	Section 4.6.1
“Company Shareholders’ Meeting”	Section 6.2.2
“Confidentiality Agreement”	Section 6.3.2
“Contract”	Section 4.4.1
“Environmental Laws”	Section 4.12
“Exchange Act”	Section 4.4.2
“Excluded Assets”	Section 2.2
“GAAP”	Section 4.6.2
“HSR Act”	Section 4.4.3
“Intellectual Property”	Section 4.13
“Liens”	Section 4.4.1
“NYSE”	Section 5.3.2
“Order”	Section 4.11
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 5
“Parent Expenses”	Section 8.4.1
“Parent Representatives”	Section 6.3.1
“Parent Shares”	Section 2.4
“Party”	Preamble
“Proxy Statement”	Section 6.2.1
“Real Property Leases”	Section 4.15
“Representative”	Section 6.3.1
“S-4 Registration Statement”	Section 6.2.1
“SEC”	Section 4.6.4
“Securities Act”	Section 4.6.1
“Share Consideration”	Section 2.4
“Shareholder Approval”	Section 4.3.1

“Shareholder Agreement”	Recitals
“State Takeover Statute”	Section 4.23
“Taxes”	Section 4.14.12
“Tax Return”	Section 4.14.12
“Termination Date”	Section 8.1(b)(ii)
“Termination Fee”	Section 8.4.1
“Voting Requirements”	Section 1.1

Section 1.3      Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)       references to Sections, Schedules, Annexes, Exhibits, clauses and Parties are references to sections or subsections, schedules, annexes, exhibits and clauses of and parties to, this Agreement;

(b)       references to any Person include references to such Person’s successors and permitted assigns;

(c)       words importing the singular include the plural and vice versa;

(d)       words importing one gender include the other gender;

(e)       references to the word “including” do not imply any limitation;

(f)       references to months are to calendar months;

(g)       the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)       references to “$” or “dollars” refer to U.S. dollars;

(i)        a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(j)        references to any specific provision of any Law shall also be deemed to be references to any successor provisions or amendments thereof and to any rules or regulations promulgated thereunder.

Article 2.

The Asset Sale; Related Transactions

Section 2.1      Transfer of Assets. On and subject to the terms and conditions of this Agreement, the Company agrees to sell, transfer, convey and deliver, and Buyer agrees to purchase from the Company, on the Closing Date, free and clear of all Liens, all of the properties and rights listed on Annex 2.1 hereto (“Acquired Assets”).

Section 2.2      Excluded Assets. Notwithstanding anything to the contrary herein, the assets and Contracts listed on Annex 2.2 hereto (the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of the Company after the Closing.

Section 2.3      Assumption of Liabilities. Buyer does not and will not assume any obligation or liability of the Company or the Business other than obligations under the liabilities listed on Annex 2.3 hereto (the “Assumed Liabilities”). Without limiting the foregoing, Buyer will not, and shall not be deemed to, assume or otherwise succeed to, the Retained Liabilities, even if imposed upon Buyer as a successor to the Company.

Section 2.4      Purchase Price. In consideration of the acquisition of the Acquired Assets and in addition to the assumption of the Assumed Liabilities by Buyer, Buyer agrees to pay the aggregate consideration of 6,936,884 shares of Parent Common Stock duly registered for distribution under the Securities Act (the “Share Consideration”), but subject to the restrictions set forth in Section 6.11 hereof. At the Closing, Buyer shall pay the Purchase Price by delivering to the Company the shares of Parent Common Stock that comprise the Share Consideration (“Parent Shares”). Subject to the limits set forth in Section 8.3 hereof, Buyer shall bear the fees and costs of any stock certificates representing Parent Shares that are issued to shareholders of the Company pursuant to Section 6.11 hereof.

Section 2.5      Closing. The closing of the transactions contemplated hereby (“Closing”) shall be held at the offices of Parent, 6500 North Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815, on February __, 2008, at 10:00 a.m. Pacific time or, if later, the second Business Day following waiver or satisfaction of the conditions to Closing set forth herein, or at such other time and place as may be mutually agreed upon in writing by the Parties (the “Closing Date”); provided, however, that this Agreement may be terminated pursuant to and in accordance with Section 8.1 such that the Parties shall not be required to effect the Closing.

Section 2.6      Deliveries at Closing. At the Closing, (a) the Company shall deliver to Parent and Buyer the various agreements, certificates, instruments and documents referred to in Section 7.2; (b) Parent and Buyer shall deliver to the Company the various agreements, certificates, instruments and documents referred to in Section 7.3; (c) the Company shall execute, acknowledge (if appropriate) and deliver to Buyer (i) a bill of sale and assignment and assumption agreement in substantially the form attached hereto as Exhibit B (the “Bill of Sale”) and (ii) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel may reasonably request; (d) Buyer shall execute, acknowledge and deliver to the Company (i) the Bill of Sale and (ii) such other instruments of assumption as the Company and its counsel may reasonably request; (e) the Parties shall have delivered the documents and performed the obligations set forth in Section 7.1 hereof; (f) the Company will deliver the Acquired Assets to Buyer; and (g) Buyer will deliver to the Company the Purchase Price payable at the Closing as specified in Section 2.4.

Section 2.7      FIRPTA Certificate. On or prior to the Closing, the Company shall deliver to Parent a certification, in a form reasonably satisfactory to Parent, that the Company is not a foreign person in accordance with Treasury Regulations under section 1445 of the Code. If the Company has not provided the certification described above to Parent on or prior to the Closing, Buyer shall be permitted to reduce the Purchase Price by an amount equal to any required withholding tax under section 1445 of the Code.

Section 2.8      Risk and Loss Prior to Closing. Possession of the Acquired Assets will be given to Buyer at the Closing, and assumption of the Assumed Liabilities will occur at the Closing. Buyer will not acquire any title to the Acquired Assets or assume any of the Assumed Liabilities until possession has been given to it in accordance with this Section 2.8, and, accordingly, all risk and loss with respect to the Acquired Assets will be borne by the Company until possession has been given to Buyer.

Section 2.9      Assignment of Assumed Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Company thereunder. The Company will use its best efforts to obtain the consent of the other parties to any Contract included in the Acquired Assets (each an “Assumed Contract”) or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Company thereunder so that Buyer would not in fact receive all such rights, the Company and Buyer will cooperate in any reasonable arrangement designed to provide for Buyer all benefits under such Assumed Contract, including enforcement for the benefit of Buyer of any and all rights of the Company against any other Person arising out of breach or cancellation by such other Person and including, if so requested by Buyer, acting as an agent on behalf of Buyer or as Buyer may otherwise reasonably require. The Company will promptly pay to Buyer when received all monies received by the Company with respect to any Acquired Asset or any claim or right or any benefit arising thereunder.

Section 2.10    Stay Order. Contemporaneously with the execution hereof, the Company and Parent agree to execute Stipulations for an Order staying the existing Pending Litigation in substantially the form of Exhibit D hereto and in accordance with the applicable Rules of Procedure on the grounds that the parties have entered into this Agreement which, if successfully concluded in accordance with its terms, will result in dismissal of the pending appeals by further stipulation of the parties and notice to the courts. Such stipulation shall further provide that upon termination of this Agreement, either party may move the courts to lift the stay on the grounds of unsuccessful conclusion of the same.

Article 3.

Intentionally Omitted

Article 4.

Representations and Warranties of the Company

The Company represents and warrants to Parent and Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for date of this Agreement throughout this Article 4), except as set forth herein or in the disclosure schedule delivered by the Company to Buyer on the date hereof (the “Company Disclosure Schedule”). Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4.

Section 4.1      Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arizona. The Company has no Subsidiaries and never has had any Subsidiaries except for Independence Resources, Inc., a Nevada corporation. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted or contemplated as of the date hereof. Subject to Section 4.1 of the Company Disclosure Schedule, the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Set forth in Section 4.1 of the Company Disclosure Schedule is a list of each jurisdiction where the Company is qualified to do business. Attached to Section 4.1 of the Company Disclosure Schedule are complete and correct copies of the Company Articles and Company Bylaws, and all amendments thereto, as currently in effect. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company is not in violation of its organizational or governing documents.

Section 4.2      Capitalization. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the entire authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.10 per share, of which 5,780,737 shares are issued and outstanding and no shares are held in treasury. Except as set forth in Section 4.2 of the Company Disclosure Schedule, all of the outstanding shares of Company Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. A table reflecting all sales, purchases, issuances, and redemptions by the Company of shares of its capital stock for the last three years is set forth in Section 4.2 of the Company Disclosure Schedule.

Section 4.3      Authority.

Section 4.3.1   Company Authorization. Except as set forth in Section 4.3.1 of the Company Disclosure Schedule, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except as set forth in Section 4.3.1 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (i) the affirmative vote of holders of a majority of outstanding shares of Company Stock to approve the principal terms of this Agreement and the Asset Sale (the “Shareholder Approval”) and (ii) the affirmative vote of holders of that number of outstanding shares of Company Stock as required under the Voting Requirements for the Company to validly obtain the Shareholder Ratification. Except as set forth in Section 4.3.1 of the Company Disclosure Schedule, this Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Buyer, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and the discretion of the court before which a proceeding is brought (the “Bankruptcy and Equity Exceptions”).

Section 4.3.2   Board Action. Subject to Section 6.4, the Company Board, by resolutions duly adopted at meetings duly called and held, has (a) determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the holders of Company Stock, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Asset Sale and the Shareholder Ratification, (c) determined that the Company is solvent under the ABCA and all other applicable Laws, (d) determined that the Purchase Price received by it represents fair value for the Acquired Assets, and (e) resolved to recommend in accordance with applicable Law that the holders of Company Stock vote in favor of the approval of this Agreement and the Asset Sale (the “Company Recommendation”) and the Shareholder Ratification; provided, however, that the foregoing representations and warranties by the Company that the board resolutions were duly adopted at meetings called and held, are subject to the disclosure contained in Section 4.3.2 of the Company Disclosure Schedule.

Section 4.4      No Conflict; Required Filings and Consents.

Section 4.4.1   No Conflict. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, (a) assuming the Shareholder Approval and the Shareholder Ratification is obtained, conflict with or violate any provision of the Articles of Incorporation of the Company (as amended), as in effect on the date hereof (the “Company Articles”), or the Bylaws of the Company (as amended), as in effect on the date hereof (the “Company Bylaws”), (b) assuming that all consents, approvals and authorizations described in Section 4.4.2 have been obtained prior to the Closing and all filings and notifications described in Section 4.4.2 have been made and any waiting periods thereunder have terminated or expired prior to the Closing, conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, suspension, revocation, amendment, acceleration or cancellation of, or result in the creation of any pledges, liens, charges, mortgages, encumbrances or security interests of any kind whatsoever (collectively, “Liens”) on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (each, a “Contract”) to which the Company is a party or by which any of its properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.2   Consents. Except in the case of the contingent event described in Section 6.14, the execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including the filing of the Proxy Statement) and any applicable state securities, takeover or “blue sky” Laws and (b) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (i) prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.3   HSR Act. The Company is its own “ultimate parent entity” as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the Company has annual net sales of less than $12 million and has total assets of less than $12 million, determined in accordance with the HSR Act.

Section 4.5      Compliance with Laws   Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company holds all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications and consents granted by Governmental Entities (collectively, “Company Permits”) necessary for the ownership, use and operation of its assets and properties, and such Company Permits are in full force and effect and (ii) the Company is not in violation of any Law applicable to the Company. Section 4.5 of the Company Disclosure Schedule lists all Company Permits.

Section 4.6      SEC Filings; Financial Statements.

Section 4.6.1   Company SEC Filings. Except as set forth in Section 4.6.1 of the Company Disclosure Schedule, the Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the Exchange Act since January 1, 2002 (collectively, the “Company SEC Filings”). Except as set forth in Section 4.6.1 of the Company Disclosure Schedule, each Company SEC Filing (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed, (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (c) which contains annual financial statements, such financial statements have been audited by an independent certified public accounting firm.

Section 4.6.2   Financial Statements. Except as set forth in Section 4.6.2 of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in the Company SEC Filings (collectively, the “Company Financial Statements”) was audited (or reviewed and consented to in the case of Form 10-Q or 10-QSB) by an independent certified public accounting firm and prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q or 10-QSB under the Exchange Act) on a consistent basis during the periods indicated (except as may be permitted or required under GAAP and indicated in the Company SEC Filings), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of income, stockholders’ equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period-end adjustments).

Section 4.6.3   No Undisclosed Liabilities. The Company has no contingencies, liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise), except for contingencies, liabilities or obligations (a) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) that were incurred after September 30, 2007 in the ordinary course of business, consistent with past practice, and which are disclosed in Section 4.6.3 of the Company Disclosure Schedule, (c) that were incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that were disclosed or reserved against in the Company Financial Statements (including the notes thereto).

Section 4.6.4   Internal Controls. Except as set forth in Section 4.6.4 of the Company Disclosure Schedule, since January 1, 2004, the Company has not disclosed to the Company’s auditors or the audit committee of the Company Board, and to the Company’s Knowledge there are not any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. Except as set forth in Section 4.6.4 of the Company Disclosure Schedule, since January 1, 2004, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Except as set forth in Section 4.6.4 of the Company Disclosure Schedule, since January 1, 2004, the Company has been in compliance in all material respects with the applicable provisions of the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder.

Section 4.7      Affiliate Transactions. Except as otherwise disclosed in a Shareholder Rights Agreement, as set forth in Form 8-K, filed May 14, 2007, no executive officer or director of the Company or any Person who beneficially owns five percent or more of the Company Stock is a party to any Contract with or binding upon the Company or any of its properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with the Company within the 12-month period preceding the date of this Agreement.

Section 4.8      Absence of Certain Changes.  Except for the transactions contemplated hereby or related hereto, (i) from December 31, 2006 through the date of this Agreement, the Company has, in all material respects, conducted its business in the ordinary course consistent with past practice, and (ii) since December 31, 2006, there has not been any Company Material Adverse Effect. For the 90 days preceding the date of this Agreement, the Company has not issued or sold any shares of capital stock, or any options, warrants or other rights to acquire shares of capital stock. Section 4.8 of the Company Disclosure Schedule sets forth the Company’s current cash, cash equivalents and marketable securities (collectively, “Cash On Hand”), and the changes (if any) to the Cash On Hand for the 90 days preceding the date of this Agreement that, in the aggregate, total more than $10,000.

Section 4.9      Employees and Benefits.

Section 4.9.1 The Company has no employees, and has not had any employees since January 1, 2000.

Section 4.9.2 The Company is not a party to or bound by any Employee Benefit Plan.

Section 4.9.3 The Company does not maintain, contribute to or have an obligation to contribute to, or have any Liability under or with respect to any Employee Benefit Plan.

Section 4.9.4 The Company does not maintain, contribute to or have an obligation to contribute to, or have any Liability under or with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).

Section 4.10      Material Contracts; Indebtedness.

Section 4.10.1 Contracts. Set forth in Section 4.10 of the Company Disclosure Schedule is a list of all Contracts to which the Company is party or by which the Company is bound:

(i)        which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)       with respect to (i) any joint venture or partnership arrangements that are material to the Company, or (ii) the purchase of any Equity Interest in any other entity;

(iii)      pursuant to which any indebtedness for borrowed money of the Company is outstanding or may be incurred;

(iv)      relating to a guarantee by the Company of indebtedness of any Third Party;

(v)       relating to any lease or pending acquisition or disposition by the Company of properties or assets;

(vi)      which contains covenants limiting the ability of the Company to engage in any of its principal lines of business, or to compete with any Person or operate at any geographic location with respect to any of its principal lines of business;

(vii)     any employment or consulting agreement, contract or commitment with any officer, director, or employee of the Company;

(viii)    any Contract the performance of which will involve consideration in excess of $5,000 in the aggregate; or

(ix)      which relate to any interest in any real property, mining claim, mineral interest, or operating business, including any environmental claim or remediation obligation relating thereto.

Each Contract of the type described in this Section 4.10.1 is referred to herein as a “Company Contract.”

Section 4.10.2 Binding Obligations. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each other party thereto, has performed all obligations required to be performed by it under each Company Contract (excluding performance obligations not yet due) and (b) the Company has not received written notice of a default under any Company Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company under any Company Contract.

Section 4.11    Litigation    Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and the Pending Litigation, (a) there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, (b) the Company is not subject to any outstanding order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity (“Order”), and (c) all claims, actions, suits, proceedings or investigations pending and, to the Knowledge of the Company, threatened against the Company, and any Order to which the Company is subject, including, in all cases where the Company is or was the plaintiff, are disclosed in Section 4.11 of the Company Disclosure Schedule.

Section 4.12    Environmental Matters.  Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company is in compliance with all applicable Laws relating to the protection of the environment or to occupational health and safety (“Environmental Laws”), (b) the Company possesses all Company Permits issued pursuant to Environmental Laws that are required to conduct the business of the Company as it is currently conducted, and to lease, own, use and operate its properties (including the Company Properties) and assets, (c) to the Knowledge of the Company, there has been no release of any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste” under any applicable Environmental Law into the environment as a result of the operations or activities of the Company at any of the Company Properties or any properties formerly owned or operated by the Company, in each case that would reasonably be expected to result in any liability to the Company under any Environmental Law and (d) the Company has never received any written claim or notice of violation from any Governmental Entity that remains outstanding alleging that the Company is in violation of, or liable under, any Environmental Law.

Section 4.13    Intellectual Property.   Section 4.13 of the Company Disclosure Schedule sets forth a list of all patents, patent applications, registered trademarks and service marks and material internet domain names owned by the Company. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company owns (free and clear of any Liens), or possesses valid rights to use, all Intellectual Property necessary to conduct the business of the Company as it is currently conducted or is currently contemplated, and to lease, own, use and operate its properties (including the Company Properties) and assets, (b) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material Intellectual Property owned by the Company, and (c) the Company has not infringed or misappropriated any Intellectual Property of any Third Party or received any material written claim of infringement or misappropriation of any Intellectual Property of any Third Party. For purposes of this Section 4.13, “Intellectual Property” means the (a) patents and patent applications, (b) trademarks, service marks, trade dress, trade names, internet domain names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and know-how, (e) all renewals and extensions of any registrations or applications thereof, and (f) all software.

Section 4.14      Taxes.

4.14.1  Required Taxes. All Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all respects.

4.14.2  Tax Matters. All Taxes of the Company due and payable have been timely paid (other than Taxes being contested in good faith by appropriate proceedings). The unpaid Taxes of the Company did not, as of the date of the most recent Company Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in such Company Financial Statements, and are described in Section 4.14.2 of the Company Disclosure Schedule.

4.14.3  No Deficiency. No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against the Company that remains unpaid or unresolved. There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of the Company. There are no waivers or extensions of any statute of limitations currently in effect or requested with respect to Taxes of the Company.

4.14.4  Tax Withholding. All Taxes required to be withheld or collected by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

4.14.5  Liens. There are no Liens for Taxes upon any property or assets of the Company (including the Company Owned Properties), except for Liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith by appropriate proceedings.

4.14.6  Section 355. The Company has never been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies.

4.14.7  Treasury Regulation §1.1502-6. The Company is not liable for the Taxes of any other Person under (i) Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Tax Law, (ii) any contract or agreement or (iii) otherwise.

4.14.8  Real Property Holding Corporation Status. The Company is a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii) and its common stock is traded on the Electronic Over-the-Counter Bulletin Board.

4.14.9  Section 481 Adjustments. The Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that has not yet been taken into account.

4.14.10 Section 280G or Section 162(m) Payments. There is no contract, agreement, plan or arrangement covering any individual or entity treated as an individual included in the business or assets of the Company that, individually or collectively, could give rise to the payment by the Company, Buyer or Parent of any material amount that would not be deductible by reason of Sections 280G or 162(m) of the Code.

4.14.11 Tax Basis. Section 4.14.11 of the Company Disclosure Schedule sets forth the Company’s Tax basis in each of the Acquired Assets.

4.14.12 Definitions. As used in this Agreement, (a) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer and value-added taxes and (b) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) required to be filed with any Governmental Entity with respect to any Tax.

Section 4.15    Real Estate.  Section 4.15 of the Company Disclosure Schedule sets forth all of the real property owned or leased by the Company, and all of its patented and unpatented mining claims. Except as set forth in such Schedule, with respect to each item of real property set forth in (or required to be set forth in) in Section 4.15 of the Company Disclosure Schedule, the Company (i) owns fee simple title to all of the owned real property set forth thereon, (ii) owns good and marketable title to all of the patented mining claims set forth thereon, and (iii) owns and possesses in compliance with all applicable Laws, subject to the paramount title in the United States, all of the unpatented mining claims set forth thereon (the “Company Owned Properties”) and has valid leasehold interests in all of its leased real property set forth in (or required to be set forth in) Section 4.15 of the Company Disclosure Schedule (the “Company Leased Premises,” and together with the Company Owned Properties, the “Company Properties”), in each case free and clear of all Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all leases under which the Company leases any real property (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Company and the counterparties thereto, in accordance with their respective terms, (b) there is not any existing default by the Company under any of the Real Property Leases that would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company, and (c) no event has occurred which, after notice or lapse of time or both, would constitute a default by the Company under any Real Property Lease where such default if uncured would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property

Lease in a manner adverse to the Company. Attached to Section 4.15 of the Company Disclosure Schedule are true and complete copies of all Real Property Leases, and, with respect to the Company Owned Properties, true and complete copies of all deeds, title insurance policies, surveys, and similar documents.

Section 4.16    Proxy Statement.  The Proxy Statement will not at the time of the mailing of the Proxy Statement to the holders of Company Stock, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by, or the sufficiency of disclosures supplied by, Parent, Buyer or any Parent Representative. At the time of the Company Shareholders’ Meeting, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.17    Brokers.  No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Asset Sale based upon arrangements made by or on behalf of the Company.

Section 4.18      Title to Acquired Assets; Condition of Acquired Assets.

Section 4.18.1 The Company owns and possesses all right, title and interest in and to the Acquired Assets free and clear of all Liens or other restrictions on transfer. The Company has the right, power and capacity to convey, transfer, assign and deliver to Buyer the Acquired Assets free and clear of any Lien or other restrictions on transfer, and the Company enjoys peaceful and quiet possession of the Acquired Assets. As of the Closing, Buyer will enjoy peaceful and quiet possession of and will have good and marketable title to the Acquired Assets, free and clear of all Liens. The Acquired Assets comprise all assets of any kind or character necessary or useful for the conduct and operation of the Company’s business as it was operated by the Company during the twelve (12) month period prior to the Closing. The Acquired Assets to be transferred to Buyer will constitute at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Closing.

Section 4.18.2  The Acquired Assets are in good condition and repair, and are useable in the ordinary course of business.

Section 4.18.3 Section 4.18.3 of the Company Disclosure Schedule sets forth a true, correct and complete list and description of all equipment, owned or leased, by the Company or otherwise pertaining to the Acquired Assets and true, correct and complete copies of all leases pertaining to leased equipment have been delivered to Buyer.

Section 4.19    Access to Information; Disclaimer. The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent with the management of Parent, (b) has had reasonable access to the books and records of Parent for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of Parent, and (d) has conducted its own independent investigation of Parent, its businesses and the Asset Sale and the other transactions contemplated hereby, and the Company has not relied on any representation, warranty or other statement by any Person on behalf of Parent or Buyer, other than the representations and warranties of Parent and Buyer expressly contained in Article 5.

Section 4.20    Investment. The Company is not acquiring the Parent Shares or the Subsidiary with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, except in connection with the pro rata distribution of the Parent Shares to the holders of Company Stock as soon as possible after the Closing Date in accordance with Section 6.11.

Section 4.21    Affiliate Status. Neither the Company nor any of its directors or officers own any shares of Parent Common Stock or any other Equity Interests of Parent.

Section 4.22    Solvency.The Company is solvent under the ABCA and all other applicable Laws.

Section 4.23    State Takeover Statutes.The Company has, or will have prior to the Closing, taken all necessary action so that, assuming compliance by Parent and Buyer with its obligations hereunder and the accuracy of the representations and warranties made by Parent and Buyer herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation (each a “State Takeover Statute”), nor any takeover-related provision in the Company Articles or the Company By-laws or any shareholder rights or similar plan, would (i) prohibit or restrict the Company’s ability to perform its obligations under this Agreement or any related agreement or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or any provision hereof or thereof, or (iii) adversely affect Buyer, Parent, or the cost of the Acquired Assets and Assumed Liabilities or Buyer’s ability to utilize the Acquired Assets or Assumed Liabilities post-Closing.

Section 4.24    Representations. The representations and warranties of the Company contained in this Agreement (including the Company Disclosure Schedule and all other certificates and instruments delivered pursuant to this Agreement), are true and correct, and do not omit to state any fact necessary in order to make any statement contained therein not false or misleading.

Article 5.

Representations and Warranties of Parent and Buyer

Parent and Buyer each severally represent and warrant to the Company that the statements contained in this Article 5 relating to it are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for date of this Agreement throughout this Article 5), except as set forth herein or in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Parent Disclosure Schedule”). Nothing in the Parent Disclosure Schedule

shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Parent Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parent Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 5.

Section 5.1      Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Buyer, as the case may be, has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Buyer, as the case may be, is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, prevent or materially delay or impede performance by Parent or Buyer, as the case may be, of any of their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the certificate (or articles) of incorporation and bylaws of Parent and Buyer, and all amendments thereto, as currently in effect. Neither Parent nor Buyer, as the case may be, is in violation of its certificate (or articles) of incorporation or bylaws.

Section 5.2      Authority. Each of Parent and Buyer, as the case may be, has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Buyer, as the case may be, and the consummation by Parent and Buyer, as the case may be, of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer, as the case may be, and no other corporate proceedings on the part of Parent or Buyer, as the case may be, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Buyer, as the case may be, and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Buyer, as the case may be, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.3      No Conflict; Required Filings and Consents.

Section 5.3.1   No Conflict. The execution, delivery and performance by Parent and Buyer, as the case may be, of this Agreement do not, and the consummation by Parent and Buyer, as the case may be, of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the certificate (or articles) of incorporation or bylaws of Parent or Buyer, as the case may be, (b) assuming that all consents, approvals and authorizations described in Section 5.3.2 have been obtained prior to the Closing and all filings and notifications described in Section 5.3.2 have been made and any waiting periods thereunder have terminated or expired prior to the Closing, conflict with or violate any Law applicable to Parent and Buyer, as the case may be, or by which any property or asset of Parent or Buyer, as the case may be, is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or Buyer, as the case may be, pursuant to, any Contract to which Parent or Buyer, as the case may be, is a party or by which any of their respective properties or assets are bound, except with respect to clauses (b) and (c), for (i) consents which will have been obtained by the Closing Date, or (ii) matters that, individually or in the aggregate, would not prevent or materially delay or impede performance by Parent or Buyer, as the case may be, of any of their material obligations under this Agreement.

Section 5.3.2   Consents. The execution, delivery and performance of this Agreement by Parent and Buyer, as the case may be, do not, and the consummation of the transactions contemplated hereby will not, require Parent or Buyer, as the case may be, to obtain any consent, approval, or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the Exchange Act (including a Schedule 13D with respect to the Shareholder Agreement), any applicable state securities, takeover or “blue sky” Laws, and the New York Stock Exchange (“NYSE”), or (b) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not prevent or materially delay or impede performance by Parent or Buyer, as the case may be, of any of their material obligations under this Agreement.

Section 5.4      Orders. No Order has been entered or issued which restrains, enjoins or prohibits the consummation of the Asset Sale or any of the other transactions provided for herein.

Section 5.5      Ownership of Buyer. Parent owns 100 percent of the issued and outstanding Equity Interests of Buyer.

Section 5.6      Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Buyer, as the case may be, is necessary to approve or adopt this Agreement or the transactions contemplated hereby, other than the vote of Parent as the sole stockholder of Buyer, which has been received as of the date of this Agreement.

Section 5.7      Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission payable by the Company in connection with the Asset Sale based upon arrangements made by or on behalf of Parent or Buyer, as the case may be.

Section 5.8      Proxy Statement. The information supplied or to be supplied by Parent or Buyer, as the case may be, for inclusion or incorporation by reference in the Proxy Statement, considered as a whole, will not at the time of the mailing of the Proxy Statement to holders of Company Stock, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Buyer, as the case may be, will use their reasonable best efforts to supply information about Parent or Buyer necessary for the preparation of the Proxy Statement (or any amendment thereof or supplement thereto) as promptly as practicable.

Section 5.9      Access to Information; Disclaimer. Each of Parent and Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company with the management of the Company, (b) has had reasonable access to the books and records of the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of the Company, and (d) has conducted its own independent investigation of the Company, its respective businesses and the Asset Sale and the other transactions contemplated hereby, and neither Parent nor Buyer has relied on any representation, warranty or other statement by any Person on behalf of the Company, other than the representations and warranties of the Company expressly contained in Article 4.

Section 5.10    Solvency. The Parent is solvent under the Delaware Business Corporation Act and all other applicable Laws.

Article 6.

Covenants

Section 6.1      Conduct of Business Pending the Closing.

Section 6.1.1   Conduct of Business of the Company. The Company agrees that, between the date of this Agreement and the Closing, except as permitted or contemplated by this Agreement or as consented to in writing by Buyer, the Company will in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith or otherwise with the consent of Buyer be considered a breach of any of the provisions of this Section 6.1), conduct its business in the ordinary course consistent with past practice, provided that, except as permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Buyer, the Company shall not, between the date of this Agreement and the Closing, directly or indirectly, do, or agree to do, any of the following:

(a)       amend or otherwise change any material provision of the Company Articles or the Company Bylaws, except as contemplated by the Shareholder Ratification;

(b)       issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the capital stock of the Company;

(c)       declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock;

(d)       reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)       acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any Equity Interest in any Person or any assets, loans or debt securities thereof, acquire or divest any Real Property Leases or other interest in real estate or enter into any material Contract, partnership, arrangement, joint development agreement or strategic alliance;

(f)        incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the indebtedness of any Person for borrowed money;

(g)        grant any Lien in any of the Acquired Assets;

(h)       enter into any new line of business outside of its existing business;

(i)        pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements (or the notes thereto) included in the Company SEC Filings filed prior to the date hereof or contemplated by documents made available to Parent prior to the date hereof or (B) incurred since the date of such financial statements in the ordinary course of business;

(j)        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Asset Sale);

(k)       commence any litigation other than where the Company in good faith determines that failure to commence suit prior to the anticipated Closing Date would result in the material impairment of a valuable aspect of the business of the Company, provided that the Company consults with the Parent prior to the filing of such a suit and keeps Parent advised of the status and details of such litigation;

(l)        sell, transfer, assign, lease, license, encumber or otherwise dispose of any of the Acquired Assets or terminate or waive any Assumed Contracts, claims, or rights;

(m)      except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of

Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(n)       knowingly commit or agree to take any of the actions described in Sections 6.1.1(a) through 6.1.1(m) above or any action which would reasonably be expected to result in any of the conditions to the Asset Sale set forth in Article 7 not being satisfied.

Section 6.1.2   Conduct of Business of Parent and Buyer. Each of Parent and Buyer agrees that, between the date of this Agreement and the Closing, it shall not, and it shall cause its Subsidiaries not to, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, materially delay or impede the consummation of the Asset Sale.

Section 6.1.3   No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Buyer’s operations prior to the Closing. Prior to the Closing, each of the Company, Parent and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

Section 6.1.4   Audit of the Company’s 2007 Financial Statements. The Company agrees that, between the date of this Agreement and the mailing of the Proxy Statement, it shall obtain and deliver a copy thereof to Parent, an audit by an independent certified public accounting firm and prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis during the periods indicated (except as may be permitted or required under GAAP) of each of the consolidated financial statements (including, in each case, any notes thereto) of the Company that will be required to be contained in the Company’s Annual Report on Form 10-K (or 10-KSB if appropriate) for 2007 due to be filed with the SEC in March 2008 (collectively, the “2007 Financial Statements”), and each of the 2007 Financial Statements will present fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of income, stockholders’ equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period-end adjustments).

Section 6.2      Proxy Statement; Company Shareholders’ Meeting.

Section 6.2.1   Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof, the Company and Parent shall prepare and file with the SEC a proxy statement/prospectus and a form of proxy that will be part of Parent’s previously filed registration statement on Form S-4 (the “S-4 Registration Statement”) in connection with the vote of the Company’s shareholders with respect to the adoption of this Agreement and approval of the Asset Sale and the Shareholder Ratification, and in order to offer and sell under the Securities Act the Parent Shares issuable to the Company in connection with the Asset Sale (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company’s shareholders is herein called the “Proxy Statement”). The Company, after consultation with Parent, will use reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Parent and Buyer shall furnish all information relating to Parent and Buyer as the Company may reasonably request (or as may be required to be included in the Proxy Statement) in connection with such actions and the preparation of the Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Stock. Subject to and without limiting the rights of the Company Board pursuant to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, as promptly as reasonably practicable, after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Closing, any information, event or circumstance relating to any Party hereto, or their respective officers, directors, Affiliates or Representatives, should be discovered by any Party hereto which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information, event or circumstance shall promptly inform the other Parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information, event or circumstance shall be promptly prepared and filed by the Company with the SEC and, if required, disseminated to the holders of shares of Company Stock. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares to the Company in connection with the Asset Sale.

Section 6.2.2   Company Shareholders’ Meeting. Subject to Section 6.4, the Company shall call and hold a meeting of the holders of Company Stock (the “Company Shareholders’ Meeting”) as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC (but taking into account any advance notice or other requirements under applicable Law) for the purpose of obtaining the Shareholder Approval and the Shareholder Ratification. Subject to Section 6.4.2, the Company shall use its best efforts to obtain Shareholder Approval and the Shareholder Ratification and the vote necessary to approve the Asset Sale at the Company Shareholders’ Meeting or any adjournment thereof. The Company will deliver to Buyer promptly after the conclusion of the Company Shareholders’ Meeting a certificate of its Secretary stating the number of shares voted for and against the Asset Sale proposal and the Shareholder Ratification proposal, as well as, for both proposals, the number of abstentions and broker non-votes.

Section 6.3      Access to Information; Confidentiality.

Section 6.3.1   Access to Information. Subject to Section 6.3.2, from the date of this Agreement to the Closing or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall, and shall instruct each of its directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (a) provide to Parent and Buyer and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives,” and, each, together with each of the Company Representatives, a “Representative”) access at reasonable times and upon reasonable prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof and (b) furnish, or cause to be furnished, such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company as Parent, Buyer or the Parent Representatives may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would contravene any Law, privilege recognized by Law, binding Contract to which the Company is party or any privacy policy applicable to the Company’s customer information.

Section 6.3.2   Confidentiality and Restrictions. With respect to any information (i) disclosed or provided by the Company or any Company Representative to Parent, Buyer or any Parent Representative, and (ii) disclosed or provided by Parent or any Parent Representative to the Company or any Company Representative pursuant to, or in accordance with, this Agreement, the Parties shall comply with, and shall cause the Parent Representatives and the Company Representatives, respectively, to comply with, that certain confidentiality letter agreement, dated as of October 2, 2007, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement.

Section 6.4      No Solicitation of Transactions.

Section 6.4.1   Limitations on Solicitation. The Company shall, and shall instruct the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Parties (other than the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall instruct the Company Representatives not to, (a) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (b) enter into any agreement or agreement in principle with respect to a Takeover Proposal or (c) engage in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, in response to a bona fide Takeover Proposal received by the Company after the date hereof that was not solicited in violation of this Section 6.4.1 and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal and after the Company gives Parent written notice of its intention to do so, the Company may, subject to compliance with Section 6.4.2, (x) provide access to its properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company to the extent Parent, Buyer or the Parent Representatives had the right to such access to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) if the Company Board receives from such Person a customary confidentiality agreement and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.

Section 6.4.2   Company Adverse Recommendation Change. Notwithstanding any provision of this Section 6.4 or Section 6.2 to the contrary, the Company Board may (a) withdraw (or not continue to make) or modify, or publicly propose to withdraw (or not continue to make) or modify, the Company Recommendation, (b) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, a Superior Proposal (any action described in the foregoing clause (a) or this clause (b), a “Company Adverse Recommendation Change”) and/or (c) enter into an agreement regarding a Superior Proposal, if (w) in the case of an action described in clause (a), clause (b) or clause (c) above, (A) the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Stock under applicable Law and (B) the Company Board shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by Parent and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Superior Proposal would still constitute a Superior Proposal if such changes were to be given effect, (x) in the case of the Company Board’s withdrawal or modification of the Company Recommendation, the Company has given Parent prior notice of its intention to take such action, (y) in the case of an action described in clause (b) or clause (c) above, (A) the Company has given Parent two Business Days’ prior written notice of its intention to take such action and (B) the Company has complied in all material respects with its obligations under this Section 6.4 and (z) in the case of an action described in clause (c) above, the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(ii) hereof and (provided that neither Parent nor Buyer is in material default hereunder) the Company pays Parent the Company Termination Fee and the Parent Expenses in accordance with Section 8.4.1.

Section 6.4.3   Notice. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent of the Company’s receipt of any bona fide Takeover Proposal and the material terms thereof and promptly keep Parent informed of the status thereof including any material change to the terms of any Takeover Proposal. Following determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal pursuant to Section 6.4.2, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination and specifying the material terms of such Superior Proposal.

Section 6.4.4   Rule 14d-9, Etc. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.4 shall prohibit or restrict the Company or the Company Board from (a) taking and/or disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2.

Section 6.5      Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, including Section 6.4, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Asset Sale and the other transactions contemplated hereby. Without limiting the generality of the foregoing, at or after the Closing, at the request of Buyer, the Company shall (i) promptly execute and deliver or cause to be executed and delivered to Buyer all such deeds, assignments, bills of sale, endorsements, contract amendments, powers of attorney, and other documents, in addition to those otherwise required by this Agreement and (ii) take or cause to be taken such actions, in form and substance reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request in order to (a) vest in Buyer title to and possession of the Acquired Assets (including, but not limited to, obtaining consents of third parties under any of the Contracts) and (b) perfect and record, if necessary, the sale, transfer, assignment, conveyance, and delivery to Buyer of the Acquired Assets.

Section 6.6      Certain Notices. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, the Company shall give prompt written notice to Buyer, and Buyer and Parent shall give prompt written notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Entity in connection with this Agreement, the Asset Sale or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Asset Sale or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Asset Sale or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of such Party’s representations, warranties, covenants or agreements contained herein or would prevent, delay or impede, or would reasonably be expected to prevent, delay or impede, the consummation of the Asset Sale or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement.

Section 6.7      Public Announcements. Except as set forth in this Section 6.7, the Parties agree that Parent will prepare and disseminate any press release or public announcement pertaining to the Asset Sale, and Parent shall consult in good faith with the Company as to the text of any such press release or public announcement, provided that all decisions with respect to such press releases and public announcements shall ultimately rest with Parent. Notwithstanding the foregoing, nothing herein shall prevent Company from meeting its disclosure requirements under the Exchange Act of this Asset Sale. The Company shall not issue any press release or public statement pertaining to the Asset Sale without consulting with, and obtaining the consent of Parent, which consent shall not be unreasonably withheld or delayed, except as required to comply with any Law. The Parties will prepare a joint release for the announcement of the execution of this Agreement.

Section 6.8      NYSE Listing. Parent agrees to authorize for listing on the NYSE the shares of Parent Common Stock issuable in connection with the Asset Sale, upon official notice of issuance. Parent shall take all steps reasonably necessary to maintain the listing of the Parent Common Stock on the NYSE.

Section 6.9      Transfer Taxes. The Company shall cause to be paid promptly when due all Taxes and/or amounts owed by the Company by reason of the consummation of the transactions contemplated hereby under any applicable tax Law of any jurisdiction, foreign or domestic.

Section 6.10    State Takeover Statutes. If any State Takeover Statute or similar statute becomes applicable to this Agreement (including the Asset Sale and the other transactions contemplated hereby), each of Parent, Buyer, the Company and their respective Boards of Directors shall take all reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

Section 6.11    Pro Rata Distribution of the Parent Shares.   As soon as possible after the Closing Date, unless the Closing Date shall occur before the Lock-up Date, in which case as soon as possible after the Lock-up Date, and in any event, within 10 days after the later to occur of the Closing Date and the Lock-up Date, the Company shall distribute pro rata the Parent Shares to the holders of Company Common Stock. In no event will the Company sell any of the Parent Shares. In no event will the Parent or its affiliates, unreasonably impede or restrict the sale or other disposition of the Parent Shares by the holders of Company Common Stock, except as may be required under any applicable Law. The Company agrees to effect the distribution of Parent Shares to the holders of Company Common Stock in compliance with all applicable Laws and as Parent and its counsel may reasonably request, including by executing, acknowledging, and delivering such instruments necessary or useful to deliver the Parent Shares to the holders of Company Common Stock as Parent and its counsel may reasonably request, and at the Company’s sole expense.

Section 6.12    Liquidation of the Company. The Company agrees that it will liquidate and dissolve promptly following the later to occur of the Closing or the Lock-up Date in compliance with all applicable Laws.

Section 6.13    Court Order. In the event the Company is unable to obtain either (or both) the Shareholder Approval or the Shareholder Ratification because it is unable to obtain a valid quorum under the Voting Requirements at the Company Shareholders’ Meeting, including any adjournment thereof, and in the further event that Parent elects not to terminate this Agreement, the Company shall use its best efforts to obtain from the Superior Court of the State of Arizona in the County of Maricopa, an order in form and substance satisfactory to Parent in its sole discretion, that orders that the transactions contemplated by this Agreement, including the Asset Sale and the Shareholder Ratification, be approved by the actions of the Company’s shareholders taken at the Company Shareholders’ Meeting, despite there not being a valid quorum under the Voting Requirements at such meeting.

Article 7.

Closing Conditions

Section 7.1      Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Asset Sale and the other transactions contemplated hereby shall be subject to the satisfaction, or waiver, at or prior to the Closing Date, of the following conditions:

Section 7.1.1   Shareholder Approval. The Shareholder Approval shall have been obtained.

Section 7.1.2   No Injunctions or Restraints. No Law or Order issued by any court or other Governmental Entity of competent jurisdiction preventing the consummation of the Asset Sale or any other transaction contemplated by this Agreement shall be in effect; provided, however, that the right to assert that this condition has not been satisfied shall not be available to any Party who has not used its reasonable best efforts to prevent, resist, appeal, obtain consent under, resolve or lift, as applicable, such Law or Order or who has not complied in all material respects with its obligations under Section 6.5.

7.1.3    SEC Matters. No stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Parties.

7.1.4    NYSE Matters. The Parent Shares issuable to the Company pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

Section 7.2      Additional Conditions to Obligations of Parent and Buyer. The obligations of Parent and Buyer to effect the Asset Sale and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent in accordance with Section 8.5.

Section 7.2.1   Representations and Warranties. The representations and warranties of the Company set forth in Article 4 shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date).

Section 7.2.2   Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

Section 7.2.3   Litigation Dismissal and Release. The Company shall have dismissed all of the existing Pending Litigation it has instituted against Parent, Buyer and any of their Affiliates, and the Company shall have delivered a release to Parent and Buyer in the form of Exhibit C attached hereto.

Section 7.2.4   No Material Adverse Changes. There shall have been no Material Adverse Change.

Section 7.2.5   Instruments of Transfer. The Company shall have executed and delivered to the Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Acquired Assets as required pursuant to Section 2.6. The instruments of transfer must be in form and substance reasonably satisfactory to Buyer and its counsel, which form is usual and customary for transferring the type of property involved under the Laws of the jurisdictions applicable to such transfer.

Section 7.2.6   Evidence of Board and Shareholder Action. Parent shall have received evidence of the authorization of this Agreement and the transactions contemplated or required under this Agreement by the Company Board and the holders of Company Stock.

Section 7.2.7   Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1 through 7.2.6.

Section 7.2.8   Due Diligence. Parent shall be satisfied, in its sole discretion, with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company.

Section 7.2.9   Shareholder Agreement. Each of the following individuals shall have entered into a Shareholder Agreement with Parent in the form of Exhibit A attached hereto: Bernard C. Lannen, Wayne L. Schoonmaker, Gordon Berkhaug, and Robert Bunde.

Section 7.2.10 Shareholder Ratification. The Shareholder Ratification shall have been obtained.

Section 7.3      Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Asset Sale and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one of which may be waived in writing by the Company in accordance with Section 8.5.

Section 7.3.1   Representations and Warranties. The representations and warranties of Parent and Buyer set forth in Article 5 shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date).

Section 7.3.2   Agreements and Covenants. Parent and Buyer shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Buyer, as applicable, on or prior to the Closing Date.

Section 7.3.3   Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

Section 7.3.4   Litigation Dismissal and Release. The Parent shall have dismissed all of the existing Pending Litigation they have instituted against the Company and any of their Affiliates, and the Parent shall have delivered a release to the Company in the form of Exhibit C attached hereto.

Section 7.4      Frustration of Closing Conditions. None of the Company, Parent or Buyer may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement or use its reasonable best efforts to consummate and make effective the transactions provided for herein.

Article 8.

Termination, Amendment and Waiver

Section 8.1      Termination. This Agreement may be terminated, and the Asset Sale contemplated hereby may be abandoned, at any time prior to the Closing, by action taken or authorized by the Board of Directors of the terminating Party, whether before or after the Shareholder Approval:

(a)       by mutual written consent of Parent and the Company;

(b)       by either Parent or the Company:

(i)        if the Shareholder Approval is not obtained at the Company Shareholders’ Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon; provided that the Company’s right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Company if the Company has not complied in all material respects with its obligations under Sections 6.2, 6.4 and 6.13 or Shareholder Approval is not obtained because of a breach of a Shareholder Agreement;

(ii)       if the Asset Sale shall not have been consummated by the date that is six (6) months from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party if any action of such Party or the failure by any Party to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Asset Sale and the other transactions contemplated by this Agreement to be consummated on or before the Termination Date; or

(iii)      if (A) any Law prohibits or makes illegal the consummation of the Asset Sale or (B) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Buyer from consummating the Asset Sale and such Order has become final and nonappealable, and, in either case, prior to termination pursuant to this Section 8.1(b)(iii), the Party terminating this Agreement shall have used its reasonable best efforts to prevent, resist, appeal, obtain consent under, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party if any action of such Party or the failure by any Party to perform any of its obligations under this Agreement has been the cause of, or resulted in, the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable;

(c)       by the Company:

(i)        if (A) Parent or Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Buyer such that the closing condition set forth in Section 7.3.2 would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Buyer contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date, and (y) 30 Business Days after Parent or Buyer receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or there exists a breach of any representation or warranty of the Company such that the closing condition set forth in Section 7.2.1 would not be satisfied if the Closing Date were at the time of such termination; or

(ii)       if, prior to the obtaining of the Shareholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Stock under applicable Law, (C) the Company has complied in all material respects with Section 6.4 and (D) the Company pays the Parent Expenses to Parent in accordance with Section 8.4; or

(d)       by Parent:

(i)        if (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Termination Date, and (y) 30 Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Buyer is then in material breach of any of its covenants or agreements contained in this Agreement or there exists a breach of any representation or warranty of Parent or Buyer such that the closing condition set forth in Section 7.3.1 would not be satisfied if the Closing Date were at the time of such termination;

(ii)       if (A) prior to the obtaining of the Shareholder Approval, (1) a Company Adverse Recommendation Change shall have occurred, (2) the Company has failed to include the Company Recommendation in the Proxy Statement or (3) the Company Board approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a Takeover Proposal or approves or recommends that holders of Company Stock tender their shares of Company Stock in any tender offer or exchange offer that is a Takeover Proposal or (B) the Company shall not have obtained the Shareholder Ratification;

(iii)      at any time if under Sections 7.2.4 or 7.2.8, Parent shall decide in good faith that the Asset Sale is not in its best interests; or

(iv)      there exists any Order against Parent, which causes Parent to determine, in good faith, that the Asset Sale is not in its best interests.

Section 8.2      Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Buyer or the Company hereunder; provided, however, that the provisions of this Section 8.2, Sections 6.3.2, 8.3, 8.4, 8.5 and Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

Section 8.3      Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the Asset Sale is consummated, except that Buyer shall bear and pay 50 percent of the fees, costs and expenses of the Company incurred in connection with the negotiation and execution of this Agreement that are incurred on or before the Closing (“Company Transaction Fees”), including, but not limited to the filing, printing and mailing of the Proxy Statement (including any SEC filing fees) and the opinions described in Annex 8.3; provided, however, the Company Transaction Fees payable by Buyer shall not include any fees or payments to any director, officer, shareholder, independent auditor or Affiliate of the Company or any Affiliate of the foregoing; further, provided, that under no circumstances will the Buyer be liable to pay more than the lesser of (i) 50 percent of the aggregate amount of the Company Transaction Fees, or (ii) $100,000 of the Company Transaction Fees. The Company shall promptly provide detailed documentation in a form reasonably acceptable to Buyer evidencing (1) the Company Transaction Fees for which the Company seeks payment from Buyer under this Section 8.3, and (2) the Company’s satisfaction of the Company Transaction Fees for which it is responsible under this Section 8.3.

Section 8.4      Termination Fee and Expenses.

Section 8.4.1   Termination Fee.        If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(b)(i) (but only if

Shareholder Approval is not obtained because of a breach of a Shareholder Agreement) or Section 8.1(d)(ii), and neither Parent nor Buyer is in material default under this Agreement at the time of such termination, then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, (x) $1,250,000 (the “Termination Fee”) plus (y) all of Parent’s actual and reasonably documented fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates in connection with the transactions contemplated by this Agreement (the “Parent Expenses”) as promptly as reasonably practicable (and, in any event, within ten Business Days following such termination).

Section 8.4.2   Parent Expenses.        If this Agreement is terminated by either the Company or Parent (subject to Section 8.4.1) pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(d)(i), and neither Parent nor Buyer is in material default under this Agreement at the time of such termination, then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, all of the Parent Expenses as promptly as reasonably practicable (and, in any event, within ten Business Days following such termination).

Section 8.4.3   Company Expenses. If this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii) or by the Company pursuant to Section 8.1(c)(i), and the Company is not in material default under this Agreement at the time of such termination, then Parent shall pay to the Company (or as directed by Parent), by wire transfer of same day funds, all of the Company’s actual and reasonably documented fees and expenses (including legal fees and expenses) incurred by the Company in connection with the transactions contemplated by this Agreement (the “Company Expenses”) as promptly as reasonably practicable (and, in any event, within ten Business Days following such termination).

Section 8.4.4   Acknowledgement. The Parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to pay the Termination Fee and/or Parent Expenses when due, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for all or any portion of the Parent Expenses, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit. If Parent fails to pay the Company Expenses when due, and, in order to obtain such payment the Company commences a suit which results in a judgment against Parent for all or any portion of the Company Expenses, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.5      Extension; Waiver. At any time prior to the Closing, Parent or the Company may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Party or conditions to the obligations of the waiving Party contained herein; provided, however, that after any approval of this Agreement by the shareholders of the Company, no extension or waiver that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without such shareholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 8.6      Amendment. At any time prior to the Closing, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors; provided, however, that, after approval of the Agreement by the shareholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without such shareholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Buyer and the Company.

Section 8.7      Acknowledgment. The Parties acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall be relevant in terms of determining levels of materiality for purposes of this Agreement.

Article 9.

General Provisions

Section 9.1      Survival of Representations and Warranties. With the exception of the representations and warranties of the Company contained in Sections 4.1 (Organization and Qualification; Subsidiaries), 4.2 (Capitalization), 4.3 (Authority), 4.6.3 (No Undisclosed Liabilities), 4.8 (Absence of Certain Changes), and 4.20 (Investment), each of which shall survive the Closing for a period of six (6) months after the Closing Date, none of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. None of the covenants or agreements of the Parties in this Agreement shall survive the Closing, other than (a) the covenants and agreements of the Parties contained in this Article 9 and in Section 6.3.2 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the Asset Sale until fully performed.

Section 9.2      Notices. Any notices or other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to the Company, addressed to it at:

Independence Lead Mines Company

510 Cedar Street

Wallace, ID 83873

Attention:	Bernard Lannen
Facsimile:	(208) 753-2525

with a mandated copy (which shall not constitute notice) to:

Charles A. Cleveland, P.S.

Suite 660, 316 West Boone Avenue

Spokane, WA 99201-2353

Attention:	Charles A. Cleveland
Facsimile:	(509) 326-1872

If to Parent or Buyer, addressed to it at:

6500 North Mineral Drive, Suite 200

Coeur d’ Alene, ID 83815

Attention:	Philip C. Wolf
Facsimile:	(208) 282-5525

with a mandated copy (which shall not constitute notice) to:

Bell, Boyd & Lloyd LLP

70 West Madison Street, Suite 3100

Chicago, IL 60602

Attention:	Donald J. Bingle
Facsimile:	(312) 827-4248

Section 9.3      Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5      Entire Agreement; Parties in Interest. This Agreement (together with the Annexes, Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other instruments delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.6      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.7      Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.8      Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

Section 9.8.1   Delaware Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware, except and only to the extent that the ABCA mandatorily applies.

Section 9.8.2   Exclusive Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE DISTRICT COURT OF THE STATE OF IDAHO AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF IDAHO SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH AN IDAHO STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 9.8.3   Right to Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court within the State of Idaho and any state appellate court therefrom within the State of Idaho, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

Section 9.8.4   Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 9.8.5   Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

Section 9.9      Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

* * * * *

(signature page follows)

IN WITNESS WHEREOF, Parent, Buyer and the Company have caused this Agreement to be executed and delivered as of the date first written above.

INDEPENDENCE LEAD MINES COMPANY

By:	/s/ Bernard Lannen
Name:	Bernard Lannen
Title:	President

HECLA MINING COMPANY

By:	/s/ Phillips S. Baker, Jr.
Name:	Phillips S. Baker, Jr.
Title:	President & CEO

HECLA MERGER COMPANY
By:	/s/ Philip C. Wolf
Name:	Philip C. Wolf
Title:	Vice President